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        7961 SHAFFER PARKWAY
        SUITE 5
[LOGO]  LITTLETON, COLORADO 80127
        TELEPHONE (720) 981-1185
        FAX (720) 981-1186


                                          Trading Symbol:  VGZ
                                          Toronto and American Stock Exchanges
_________________________________________________________ NEWS _________________

VISTA GOLD CORP. ANNOUNCES CLOSING OF FINAL TRANCHE OF PREVIOUSLY ANNOUNCED PRIVATE PLACEMENT

DENVER, COLORADO MARCH 19, 2002-Vista Gold Corp. (TSE; AMEX -VGZ) is pleased to announce the closing of the second and final tranche of the private placement announced January 22, 2002. This tranche consisted of convertible debentures ("Debentures") in the total principal amount of U.S.$2,774,000 issued to various investors. The Corporation also issued 4,325,925 special warrants (the "Agent's Special Warrants") to Global Resource Investments Ltd. as consideration for its services as agent in connection with the Debenture Offering.

The gross proceeds raised by the issuance of the Debentures have been placed in escrow subject to shareholder approval at the Annual and Special General Meeting which will be held on April 26, 2002, and also subject to the dismissal of the United States Fidelity & Guarantee Company ("USF&G") lawsuit as described in the Corporation's press release of January 22, 2002 and in the Corporation's 2001 Forms 10-Q. In addition, if shareholders approve the Debenture Offering, management expects that the Debentureholders will nominate a person to be appointed as a director of the Corporation.

Subject to shareholder approval and dismissal of the USF&G lawsuit, the Debentures are convertible into units (the "Debenture Units") at a price of U.S.$0.0513 per Debenture Unit, with each Debenture Unit consisting of one Common Share and one Warrant which will entitle the holder to purchase one Common Share at a price of U.S.$0.075 per share on or before March 18, 2007. The Debentures bear interest at a rate of 1% per annum and will mature on September 19, 2003, unless they are converted or otherwise become due and payable prior to that date. The Agent's Special Warrants, also subject to shareholder approval, are convertible into 4,325,925 units, with each unit consisting of one Common Share and one Warrant with the same terms as the Debenture Units.

"The closing of the final part of the private placement brings us one step closer to having the funds available to meet our working capital needs and to acquire additional gold resources," said Jock McGregor, President and Chief Executive Officer. "In the current market we believe the best way to add value for the shareholders is to increase our resource base primarily by focusing on projects where we see an opportunity to add value using our in-house technical expertise."

Vista Gold Corp. is an international gold mining, development and exploration company based in Littleton Colorado. Its holdings include the Hycroft mine in Nevada, the Amayapampa project in Bolivia, and exploration projects in North and South America.




The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further  information,  please contact Jock McGregor or Jack Engele at
(720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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